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                                                                    EXHIBIT 2.03

                            STOCK PURCHASE AGREEMENT


     THIS IS A STOCK PURCHASE AGREEMENT (the "Agreement") dated January 26, 1999, by and between BEVERLY HILLS, LTD., a Utah corporation (the "Buyer") and RANDAL J. PERSONETT (the"Seller"), with respect to the purchase and sale of 100% of the issued and outstanding capital stock of GOLF SHOES PLUS, INC., a Florida corporation (the "Company").

     The Seller is the beneficial and record owner of 100 shares of the issued and outstanding common stock, $1 par value per share, of the Company (the "Shares"), constituting 100% of the outstanding capital stock of the Company. The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, all of the Shares, upon the terms and subject to the conditions of this Agreement.

     Certain terms used in this Agreement are defined in Section 6.1 hereof.

     IN CONSIDERATION OF the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto accordingly agree as follows:

     l. SALE AND PURCHASE OF SHARES.

        1.1 SALE AND PURCHASE OF SHARES. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements of the Seller contained herein, the Seller is hereby selling to the Buyer and the Buyer is hereby purchasing from the Seller, all of the Shares, free and clear of all Liens, for cash and stock of the Buyer, as follows:

        (a) PURCHASE PRICE: The Buyer shall pay to the Seller and the Seller agrees to accept, as and for the Purchase Price of the Shares, $1,100,000 in cash and stock, as hereinafter set forth.

        (b) CASH PORTION OF PURCHASE PRICE: The Buyer shall pay to the Seller, as the Cash Portion of the Purchase Price, the sum of $435,000. Of the said sum of $435,000, $250,000 is being paid upon the execution of this Agreement, and the receipt thereof is hereby acknowledged by the Seller. The remainder, to wit, the sum of $185,000, shall be paid by the Buyer to the Seller in six (6) installments, without interest, in accordance with the following schedule:

                     $ 30,835        On or before August 1, 1999;
                     $ 30,833        On or before September 1, 1999;
                     $ 30,833        On or before October 1, 1999;
                     $ 30,833        On or before November 1, 1999;
                     $ 30,833        On or before December 1, 1999; and
                     $ 30,833        On or before January 1, 2000.

        (c) STOCK PORTION OF PURCHASE PRICE:


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        (1) The Seller shall deliver to the Buyer, as and for the Stock Portion of the Purchase Price, a number of restricted shares of the Buyer's common stock, which shall be determined by dividing the sum of $665,000 by the lesser of (i) the Market Value of each share of such stock on the date of this Agreement and (ii) the Market Value of each share of such stock on the first anniversary of the date of this Agreement.

        (2) As promptly as practicable following the execution of this Agreement, Buyer shall cause that number of restricted shares of its common stock which shall be determined by dividing the sum of $665,000 by the Market Value of each share of Buyer's common stock on the date of this Agreement to be issued to Buyer.

        (3) If and only if the Market Value per share of Buyer's common stock on the first anniversary of the date of this Agreement shall be less than the Market Value per share on the date of this Agreement, the Seller shall as promptly as practicable thereafter cause an additional number of restricted shares of its common stock to be issued to Buyer, such that the product of the total number of shares received by Buyer pursuant to this Agreement (inclusive of those issued pursuant to Section (2) above and the additional shares issued pursuant hereto) and the Market Value per share on the first anniversary of the date of this Agreement shall equal $665,000; provided, however, that if the number of additional shares, as so determined, would include a fraction of a share, the Buyer shall pay to the Seller, in lieu of said fraction of a share, a cash payment determined by multiplying the Market Value per share by said fraction.

        (4) For purposes of this Section, Market Value shall be last price bid and paid per share for the Buyer's common stock as of the close of trading on the applicable date or, if no shares shall be traded on the applicable date, on the last date prior to the applicable date on which any public trades of Buyer's common stock shall have taken place.

        1.2 INCLUDED ASSETS. Except as may be specifically identified in
Schedule 1.2 ("Excluded Assets"), the Company is sold with all of its property and assets of any kind, real or personal, tangible or intangible, including but not limited to any and all of its inventory, pending orders, accounts receivable, equipment, fixtures, leases, leasehold improvements, cash on hand, deposits, contracts and contract rights, customer lists, contacts, advantageous business relationships with vendors and other parties, computer software, Internet web sites, trade names, trademarks, service marks and other intellectual property rights, business records, and good will. All utility and lease deposits, accounts receivable and cash drawer amounts shall remain in place. Any utility and lease deposits which were paid or advanced by Seller will be separately assigned by the Seller to the Buyer at the Closing.

        1.3 THE CLOSING. The closing of the purchase and sale of the Shares (the "Closing") will take place on the date of this Agreement (the "Closing Date").

        1.4 DELIVERIES BY SELLER. At the Closing, the Seller shall deliver to the Buyer stock certificates representing the Shares, which shall be free and clear of all liens, security interests, claims



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and encumbrances, and which shall be duly endorsed or accompanied by properly executed stock powers in favor of the Buyer and with all appropriate stock transfer tax stamps affixed thereto. The Seller will also deliver to Buyer the Company's minute book, stock certificate book and stock transfer ledger.

        1.5 DELIVERIES BY BUYER. At the Closing, the Buyer shall deliver to the Seller a check payable to the order of the Seller in the amount of that part of the Cash Portion of the purchase price which is to be paid at Closing, as specified in Section 1.1(a) above.

        1.6 ACTIONS TO BE TAKEN AT THE CLOSING; OTHER AGREEMENTS.

            1.61 LEASE. The Seller, as landlord, and the Company, as tenant, shall enter into a written lease with respect to the business premises occupied by the Company in Fort Meyers, Florida, in the form attached hereto as Exhibit 1.

            1.62 EMPLOYMENT AGREEMENT. The Company and the Seller will enter into an employment agreement in the form attached hereto as Exhibit 2.

            1.63 NON-COMPETITION AGREEMENT. The Seller will execute and deliver to the Buyer a Non-Competition Agreement in the form attached hereto as Exhibit 3.

            1.64 OPINION OF COUNSEL. The Buyer shall receive an opinion of counsel to the Seller, dated as of the Closing Date, in the form attached hereto as Exhibit 4.

            1.65 RESIGNATIONS. All of the directors and officers of the Company shall deliver their written resignations, in the form attached hereto as Exhibit 5.

            1.66 RIGHT OF FIRST REFUSAL. The Seller shall execute and deliver to the Buyer a Right of First Refusal Agreement, in the form attached hereto as
Exhibit 6.

        1.7 ACTIONS TO BE TAKEN FOLLOWING THE CLOSING. The Company is presently indebted to Huntington Bank on a revolving line of credit which is reflected in the financial statements provided to the Buyer and with respect to which there is a current balance owed of approximately $84,000. Said line of credit is personally guaranteed by the Seller, and the Buyer agrees to utilize its best efforts to secure a release of Seller with respect to his guarantee as soon as practicable following the Closing.

     2. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents, warrants and covenants to and with Buyer as follows:

        2.l COMPANY ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to own, lease and operate its properties and assets as now owned or leased and




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to carry on its business as and where now being and heretofore conducted.

        2.2 SUBSIDIARIES. Schedule 2.2 sets forth the name and jurisdiction of organization of each entity in which, as of the Closing Date, the Company directly or indirectly owns or has the power to vote shares or other ownership interests having voting power to elect a majority of the directors of such entity. Except as set forth on Schedule 2.2, all of the issued and outstanding capital stock or other ownership interests of each Subsidiary is owned by the Company, free and clear of any Lien. Except as set forth on Schedule 2.2, the Company does not directly or indirectly own any interest in any other person.

        2.3 QUALIFICATION. The Company is duly qualified or otherwise authorized as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification or authorization is required by Law.

        2.4 CAPITALIZATION.

            (a) The Company's authorized capital stock consists solely of 100 shares of common stock, $1.00 par value, 90 of which are issued and presently outstanding and 10 of which are held in its treasury. All of such outstanding shares have been duly authorized, validly issued and are fully paid and non-assessable. The owners and holders of all of the issued and outstanding capital stock of the Company, and the number of shares held by each, are as follows:

                 Randal J. Personett         90 Shares

            (b) Seller represents and warrants to Buyer that he (a) is the sole record and beneficial owner of the Shares, free and clear of any Lien, security interest, restriction, encumbrance or claim; and (b) has full legal right, power and authority to enter into this Agreement, transfer the Shares to Buyer in accordance with this Agreement and to perform his other obligations hereunder, without the need for the consent of any other person or entity.

            (c) There are no outstanding options, warrants, rights, agreements, calls, commitments or demands of any character relating to the capital stock of the Company, and no securities convertible into or exchangeable for any of such capital stock.

        2.5 CHARTER DOCUMENTS AND CORPORATE RECORDS. The Seller has delivered, or is delivering to the Buyer upon the execution of this Agreement, true and complete copies of the Company's Certificate or Articles of Incorporation and By-laws. The Company's minute book has heretofore been made available to the Buyer for its inspection and contains true and complete records of all meetings and consents in lieu of meeting of the Company's Board of Directors and of the Company's stockholders since the time of the Company's organization and accurately reflect all transactions referred to in such minutes and consents in lieu of meeting.

        2.6 AUTHORITY TO EXECUTE AND PERFORM AGREEMENT; NO BREACH. The execution and


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delivery by the Seller of this Agreement and each and every agreement and instrument contemplated hereby to which the Seller is or will be a party, the consummation of the transactions contemplated by this Agreement and the performance by the Seller of this Agreement and each such other agreement and instrument in accordance with their respective terms and conditions will not (a) require the Seller or the Company to obtain any consent, approval, authorization or action (the "Consents") of any Governmental Body or any other person except for the Consents set forth on Schedule 2.6 (which Consents have been obtained prior to Closing) and except for those Consents the failure to obtain which would not have a material adverse effect on the Company's business, condition (financial or otherwise) or prospects; (b) violate, conflict with or result in the breach of any of the terms and conditions of, result in a material modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice of lapse of time or both would constitute) a default under any Contracts to which the Company or any of its properties is or may be bound or subject; (c) violate any Law or Order of any Governmental Body applicable to the Company or any of its properties; (d) violate any provision of the Certificate of Incorporation or By-laws (or comparable instruments) of the Company; or (e) violate or result in the revocation or suspension of any Permit.

        2.7 FINANCIAL STATEMENTS. The Financial Statements attached as Exhibit 7, and any and all other financial statements which have been provided to the Buyer for purposes of the transactions contemplated by this Agreement, whether prepared by the Company or by its accountants and/or auditors, (a) are correct and complete, (b) fairly present the financial condition, assets and liabilities of the Company as at their respective dates and the results of their operations and changes in financial position for the periods covered thereby and (c) have been prepared in accordance with generally accepted accounting principles consistently maintained.

        2.8 INVENTORY. Attached hereto as Schedule 2.8 is list of the Company's inventory of products. Said list is accurate in all particulars which it sets forth set forth, and Seller represents that the total of the Company's inventory of products on hand as of the execution of this Agreement, at cost, is not less than 97% of the total cost shown. All of the inventory items reflected in
Schedule 2.8 are owned by the Company, and are new and in saleable condition, except as may be expressly indicated in said Schedule.

        2.9 RECEIVABLES.

            (a) All of the Company's accounts and notes receivable reflected in the Financial Statements attached hereto as Exhibit 2.7 (i) have arisen in the ordinary course of the Company's business and (ii) subject only to a reserve for bad debts computed in a manner consistent with past practice and reasonably estimated to reflect the probable results of collection, have been collected or are collectible in the ordinary course of business in the aggregate recorded amounts thereof in accordance with their terms.

            (b) Attached hereto as Schedule 2.9 is a current list of the Company's accounts receivable prepared for purposes of this Agreement. Said list is accurate in all particulars which it


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sets forth, and the total of the Company's uncollected accounts receivable as of the execution of this Agreement is not less than 97% of the total shown. All of said accounts receivable (i) have arisen in the ordinary course of the Company's business and (ii) subject only to a reserve for bad debts computed in a manner consistent with past practice and reasonably estimated to reflect the probable results of collection, are collectible in the ordinary course of business, in the amounts stated and in accordance with their respective terms.

            2.10 NO MATERIAL ADVERSE CHANGE. Since the dates of the Financial Statements attached hereto as Exhibit 2.7, there has been no event, development or condition of any character which has had or, to the Knowledge of the Seller could have, a material adverse effect on the properties, business, prospects, results of operations or condition (financial or otherwise) of the Company.

            2.11 TAXES.

                 (a) All Federal, state, county, local, foreign and other taxes (including income, sales, use, payroll related, withholding, employment, unemployment compensation, profits, premium, estimated, excise, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing (collectively, "Taxes"), required to be paid by or with respect to the Company on or before the date of this Agreement have been timely paid.

                 (b) All returns and other reports required to be filed by or with respect to the Company with respect to Taxes (collectively, "Tax Returns") on or before the date hereof have been timely filed and were prepared in compliance with applicable Laws and were true, complete and correct in all material respects as of the date on which they were filed or as subsequently amended.

                 (c) The Company has complied in all material respects with all applicable Laws relating to the withholding of Taxes and have timely collected or withheld and paid over to the proper governmental authorities all amounts required to be so collected or withheld and paid over for all periods up to the date hereof.

                 (d) Except as set forth in Schedule 2.11(d), no extension of time is in force with respect to any date on which any Tax Return was or is to be filed, and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax.

                 (e) Except as set forth in Schedule 2.11(e), there are no pending audits of any of the Company's Tax Returns which are pending, and no prospective audits of which the Company has received notice.



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                 (f) Except as set forth in Schedule 2.11(f), there are no
claimed deficiencies, additions to Tax, interest and/or penalties that have been made, assessed or proposed with respect to any of the Company's Tax Returns.

                 (g) Schedule 2.11(g) contains a list of states, territories and jurisdictions (whether foreign or domestic) in which the Company is required to file Tax Returns. No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by such jurisdiction.

                 (h) The Company has not at any time consented under Section 341(f)(1) (dealing with "collapsible corporations") of the Internal Revenue Code of 1986, as amended (the "Code"), to have the provisions of Section 341(f)(2) of the Code apply to any sale of its capital stock.

        2.12 COMPLIANCE WITH LAWS. The Company is not in violation of any applicable order, judgment, injunction, award, decree or writ (collectively, "Orders), or any material law, statute, code, ordinance, regulation or other requirement (collectively, "Laws") of any government or political subdivision thereof, any board or organization or other non-governmental regulating body (to the extent that the rules, regulations or orders of such body have the force of law) or any court or arbitrator (collectively, "Governmental Bodies"), and neither the Company nor the Seller has received notice that any such violation is being or may be alleged.

        2.13 PERMITS. The Company has all licenses, permits, exemptions, consents, waivers, certifications, authorizations, rights, certificates of occupancy, franchises, orders or approvals of, and has made all required registrations and filings with, any Governmental Body that are material to the conduct of the Company's business (collectively, "Permits"). All of said Permits are listed on Schedule 2.13 and are in full force and effect; no violations are or have been recorded in respect of any Permit; and no proceeding is pending or threatened to revoke or limit any Permit.

        2.14 CLAIMS AND PROCEEDINGS. Except as set forth in Schedule 2.14, there are no Claims (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the Seller's knowledge, threatened, against or involving the Company or any of its properties and assets
(i) where the claimant seeks recovery in excess of $1,000, or where maximum exposure with respect to such claim could reasonably be expected to exceed $1,000, or (ii) which relate to, or could reasonably be expected to have any effect on, the transactions contemplated by this Agreement.

        2.15 CONTRACTS AND OTHER AGREEMENTS. Schedule 2.15 sets forth a complete list of (i) all existing insurance policies, (ii) all existing Contracts between the Company and the Seller or any related person, or between the Company and any of its officers or directors, and (iii) all other existing Contracts and agreements material to the conduct of the Company's business as it has been and is now being conducted. Complete and accurate copies of all such Contracts and agreements, and of any amendments thereto, have been provided to the Buyer by the Seller prior to the execution of this Agreement. Except as set forth in
Schedule 2.15, all of such Contracts are valid, in full force and effect, and binding upon each party thereto, and no party is in default thereof, nor does any condition




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exist that with notice or lapse of time or both would constitute a default thereunder.

        2.16 REAL ESTATE; LEASES.

             (a) The Company does not own any real property. The Company operates two retail stores, one of which is located in Ft. Meyers, Florida, and the other of which is located in Sarasota, Florida.

             (b) There is an existing lease in favor of the Company with respect to the business premises of the Sarasota store. A true copy of said lease (including any and all amendments) is attached hereto as Exhibit 8. Said lease is in full force and effect. Seller has no knowledge and is not on notice of any default which is claimed by or against either party thereto. The sale of the Shares to the Buyer will not constitute a default under the lease, or give rise to any termination thereof.

             (c) The business premises occupied by the Company in Ft. Meyers, Florida is owned by the Seller, and will be leased by the Seller to the Company by a lease in the form attached hereto as Exhibit 1. The Seller has full power and lawful authority to enter into said lease without the joinder or consent of any other person and said lease, upon execution, will be valid and enforceable in accordance with all of its terms.

        2.17 INTERNET WEB SITE. The Company is and will be at the time of Closing the owner of the Internet web site at fttp//:www.golfshoesplus.com. The Company owns or holds the exclusive rights to said web site, the applicable domain name, and any business conducted at or by means of said site. The Company owns or has a valid license of a continuing and/or renewable duration with respect to any and all software used in the maintenance of said site.

        2.18 COPYRIGHTS AND SOFTWARE.

             (a) The Company owns or is licensed or otherwise has the exclusive right to use, practice, sell, license and dispose of, without restriction, the Copyrights and Software, free and clear of any Liens. No third party is infringing upon or otherwise violating the Company's intellectual property rights.

             (b) The Company has not infringed upon or otherwise violated the intellectual property rights of third parties, and has not received or been the subject of any Claim, charge, or notice alleging any such infringement or other violation, and the Seller does not know of any basis for any such claim.

        2.19 TITLE TO PROPERTIES. The Company owns outright and has good title to all of its properties and assets, including all of the assets reflected on its Balance Sheet included in Exhibit 7, in each case free and clear of any Lien, except for (a) Liens specifically described in the financial statements comprising Exhibit 7, (b) assets disposed of in the ordinary course of business since the preparation of the Financial Statements comprising Exhibit 7, (c) Liens with respect to leased




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equipment and (d) Liens, if any, set forth on Schedule 2.19.

        2.20 UNDISCLOSED LIABILITIES. The Company has no liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, including liabilities for or in respect of federal, state and local taxes and any interest or penalties relating thereto, except (i) liabilities reflected or reserved against in the Financial Statements which have been provided to the Buyer and (ii) liabilities incurred in the ordinary course of business since the date of said Financial Statements and reflected on the Company's books of account, or (iii) liabilities otherwise disclosed in this Agreement or in any Exhibit or Schedule hereto. Seller knows of no basis for the assertion against the Company of any other liability of any nature.

        2.21 EMPLOYEE BENEFIT PLANS. Except as set forth in Schedule 2.21, the Company is not and has not been the sponsor of any employee benefit plan or arrangement, whether subject to ERISA or otherwise, and has no liability, actual or contingent, direct or indirect, in respect of any such plan.

        2.22 INSURANCE. Schedule 2.22 sets forth a list of all policies or binders of fire, liability, worker's compensation, health, life, short-term and long-term disability, vehicular and other insurance held by or on behalf of the Company (collectively, the "Insurance Policies"). The Seller has delivered or has caused the Company to deliver to the Buyer a copy of each of the Insurance Policies. Except as set forth in Schedule 2.22, all of the Insurance Policies are and will be at the time of Closing in full force and effect, and there are not and will not be at the time of Closing any premiums due but unpaid with respect to any of them.

        2.23 OPERATIONS OF THE COMPANY. Except as set forth in Schedule 2.23, since December 31, 1998, the Company has not (a) declared or paid any dividends or declared or made any other distributions of any kind to its shareholders, other than distributions not exceeding the Company's net income (it being acknowledged that the Company is a Subchapter S corporation); (b) except for short-term bank borrowings in the ordinary course of business, incurred any indebtedness for borrowed money; (c) reduced its cash, other than to meet cash needs arising in the ordinary course of business; (d) waived any material right under any Contract or other agreement of the type required to be set forth on any Schedule; (e) made any change in its accounting methods or practices or made any change in depreciation or amortization policies or rates adopted by it; (f) made any loan or advance other than in the ordinary course of business; (g) except in the ordinary course of business, sold, abandoned or made any other disposition of any of its properties or assets; or (h) engaged in any other material transaction other than in the ordinary course of business.

        2.24 LITIGATION. Except as set forth in Schedule 2.24, there are no actions, suits, investigations, or proceedings of any kind pending or threatened against or affecting the Company or any of its assets.

        2.25 FULL DISCLOSURE. No representation or warranty by the Seller in this Agreement, and no exhibit, document, statement, certificate or schedule which has been furnished or to be furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby,




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contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

        2.26 NO BROKERS, FINDERS, ETC. No broker, finder, agent or similar intermediary ("Broker") has acted on behalf of the Company or the Seller in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection therewith.

     3. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represent and warrant to the Seller that:

        3.1 BUYER'S ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Utah, and has all requisite power and authority to acquire the Shares.

        3.2 AUTHORITY TO EXECUTE AND PERFORM AGREEMENT. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action on the part of Buyer, and this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The execution and delivery by the Buyer of this Agreement and each and every agreement and instrument contemplated hereby to which the Buyer is or will be a party, the consummation of the transactions contemplated by this Agreement and the performance by the Buyer of this Agreement and each such other agreement and instrument in accordance with their respective terms and conditions will not (a) violate any provision of the organization documents of the Buyer, (b) require the Buyer to obtain any consent, approval, authorization or action of, or make any filing with or give any notice to, any Governmental Body or any other person, (c) violate, conflict with or result in the breach of any of the terms and conditions of, result in a material modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice of lapse of time or both would constitute) a default under any Contracts to which the Buyer is a party or to which the Buyer or any of its properties is or may be bound or subject; or (d) violate any Law or Order of any Governmental Body applicable to the Buyer.

        3.3 PURCHASE FOR INVESTMENT. The Buyer is purchasing the Shares for its own account for investment and not for resale or distribution.

        3.4 NO BROKERS, FINDERS, ETC. No broker, finder, agent or similar intermediary ("Broker") has acted on behalf of the Buyer in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection therewith.

     4. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES.


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        (a) The representations, warranties, covenants and agreements of the
Buyers and the Sellers contained in this Agreement, and all statements contained in this Agreement or any Exhibit or Schedule hereto or any certificate, financial statement or report or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, will be deemed to constitute representations, warranties, covenants and agreements of the respective party delivering the same.

        (b) The Seller acknowledges that his representations and warranties in this Agreement will not be affected or mitigated by any investigation conducted by Buyer or its representatives prior to Closing or any knowledge of Buyer, except to the extent that Buyer or its officers, employees and legal representatives shall be shown to have been provided with any affirmative written disclosure at or prior to the Closing.

        (c) All representations, warranties, covenants and agreements contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing hereunder for a period of five (5) years (the "Survival Period") from the Closing Date, provided, however, that, any representation, warranty, covenant or agreement which is the subject of a claim or dispute asserted prior to the expiration of the Survival Period shall survive with respect to such claim or dispute until final resolution thereof.

     5. INDEMNIFICATION.

        5.1 OBLIGATION OF SELLER TO INDEMNIFY. Seller agrees to indemnify, defend and hold harmless the Buyer (and the Buyer's directors, officers, employees, affiliates, successors and assigns) from and against all Claims, losses, liabilities, damages, deficiencies, judgments, assessments, fines, settlements, costs or expenses (including interest, penalties and fees, expenses and disbursements of attorneys, experts and consultants) ("Losses") incurred by the indemnified party in any action or proceeding between the indemnifying party and the indemnified party, or between the indemnified party and any third party, or otherwise based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Seller contained in this Agreement or in any Documents delivered by the Seller or the Company pursuant to this Agreement.

        5.2 BUYER'S RIGHT OF OFFSET. Without limiting any other rights and notwithstanding anything to the contrary set forth herein, any amounts due to the Buyer (or its directors, officers, employees, affiliates, successors or assigns) pursuant to Section 5.1 above may be offset by Buyer against any unpaid balance of the purchase price (whether cash or stock) due to Seller pursuant to
Section 1.1 of this Agreement.

        5.3 OBLIGATION OF BUYER TO INDEMNIFY. Buyer agrees to indemnify, defend and hold harmless the Seller (and the Seller's heirs executors administrators, personal representatives and successors) from and against all Claims, losses, liabilities, damages, deficiencies, judgments,





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

assessments, fines, settlements, costs or expenses (including interest, penalties and fees, expenses and disbursements of attorneys, experts and consultants) ("Losses") incurred by the indemnified party in any action or proceeding between the indemnifying party and the indemnified party, or between the indemnified party and any third party, or otherwise based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement or in any Documents delivered by the Buyer pursuant to this Agreement.

        5.4 INSURANCE. A party's right to indemnification shall not be limited or affected by the existence, non-existence or extent of any insurance coverage which may be applicable.

        5.5 NOTICE AND OPPORTUNITY TO DEFEND.

            (a) NOTICE OF ASSERTED LIABILITY. If any action, suit or proceeding shall be commenced against, or any Claim or demand be asserted against a party who may be entitled to and seek indemnification with respect thereto pursuant to
Section 5.1 or Section 5.2 of this Agreement ("Indemnitee"), the person from whom indemnification is sought ("Indemnitor"), shall be given written notice thereof with reasonable promptness. The notice shall describe the asserted liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

            (b) OPPORTUNITY TO DEFEND. The Indemnitor shall have the right to assume the entire defense of such action, suit, proceeding, or claim or demand control thereof (including the selection of counsel), provided it shall post security for the payment of any judgement or settlement in form and amount reasonably satisfactory to Indemnitee, subject to the right of the Indemnitee to participate at its expense (and with counsel of its choice) in the defense, compromise or settlement thereof. In connection therewith, the Indemnitee shall cooperate fully in all aspects with the Indemnitor in any such defense, compromise or settlement, including, without limitation, by making available to the Indemnitor all pertinent information under the control of the Indemnitee. The Indemnitor will not compromise or settle any such action, suit, proceeding, claim or demand without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld; provided, however, that in the event such approval is withheld, following written request therefor, then the liability of the Indemnitor with respect to such action, suit, proceeding claim or demand shall be limited to the total amount which would have been paid by the Indemnitor with respect thereto if the proposed compromise or settlement had been approved, including the amount of counsel fees and other legal expenses attributable thereto which shall have accrued at the time such approval is withheld.

     6. MISCELLANEOUS.

        6.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

            "affiliate" means, with respect to any person, any other person controlling, controlled by or under common control with, or the parents, spouse, lineal descendants or beneficiaries of, such person.

            "Cash" means money or currency or a credit balance in a demand, savings, passbook, money market or similar account maintained with a commercial bank, savings and loan association or like institution, short-term certificates of deposit that can be liquidated at par on the date of calculation and wire transfers and deposits in transit on the date of calculation.

            "Claim" means any action, cause of action, suit, claim, complaint, demand, litigation or legal, administrative or arbitral proceeding or investigation.

            "Contracts" include any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, commitment or other binding arrangement.

            "Copyrights" means any foreign or United States copyright registrations and applications for registration thereof, and any non-registered copyrights used in connection with the business of the Company.

            "Documents" means all documents, Contracts, instruments, certificates, notices, consents, affidavits, letters, telexes, faxes, statements, schedules (including Schedules to this Agreement), exhibits (including Exhibits to this Agreement) and any other papers whatsoever.

            "EISA" means the Employment Retirement Income Security Act of 1974, as amended.

            "Intellectual Property" includes all Copyrights, Software and other proprietary rights that are used in connection with the business of the Company.

            "IRS" means the Internal Revenue Service.

            "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, servitude, transfer restriction, encumbrance or any other restriction or limitation whatsoever.

            "person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

            "property" or "properties" means real, personal or mixed property, tangible or intangible.

            "Software" means any computer software programs, information systems, source code, object code, data and documentation used in connection with the business of the Company.

     6.2 COSTS, EXPENSES AND TAXES. The Seller will pay all costs and expenses, including Seller's legal fees, in connection with his performance of and compliance with this Agreement, and all transfer, documentary and similar taxes in connection with the delivery of the Shares to be made hereunder. Buyer will pay all costs and expenses, including legal fees, of Buyers' performance of and compliance with this Agreement.

     6.3 NOTICES. All notices, request, demands and other communications hereunder will be in writing and will be deemed to have been duly given if personally delivered or, if mailed, when mailed by United States first-class, certified or registered mail, postage prepaid, to the other party at the following addresses (or at such other address as will be given in writing by any party to the other):

             If to Buyer, to:

             Beverly Hills, Ltd.
             2221 Peachtree Road N.E., # D-274
             Atlanta, Ga. 30309

             Attn: Michael Hanlon, President


             With a required copy to:

             David R. Schachter, Esq.
             2A Olde Willow Way
             Briarcliff Manor, N.Y. 10510


             If to Seller, to:

             Randal J. Personett
             5845 E. Cape Island Dr.
             Fort Myers, Florida 33919

             With a required copy to:

             D. Todd McGee, C.P.A.
             2040 Virginia Ave.
             Fort Myers, Florida 33901


     6.4 RIGHTS TO NAME. From and after the Closing, Seller shall be deemed to have relinquished any rights to the name "Golf Shoes Plus" and all derivatives thereof, and agrees not to use such names in connection with any business or in any other manner whatever without the Company's written consent in advance obtained.

     6.5 RESOLUTION OF DISPUTES. Any and all disputes arising out of or in connection with this Agreement or any of its provisions (including the attached Exhibits and Schedules), or any Documents and agreements delivered pursuant hereto or in connection herewith, shall be resolved exclusively by arbitration proceedings in Fort Myers, Florida, in accordance with the applicable rules of the American Arbitration Association. Judgment on the award rendered may be entered in any Court of competent jurisdiction. In connection with any such proceedings, the prevailing party, as determined by the arbitrator or arbitrators assigned, shall be entitled to its attorney's fees and costs in addition to any other relief granted.

     6.6 ENTIRE AGREEMENT. This Agreement and the Schedules and Exhibits hereto, each of which is hereby incorporated herein, set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereby with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

     6.7. MODIFICATIONS. This Agreement shall not be modified or modifiable except in a writing signed by the party or parties to be charged therewith.

     6.8. SUCCESSORS AND ASSIGNS. This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and assigns.

     6.9 FURTHER ASSURANCES. Each party will cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

     6.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

     6.11 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

     6.12 SEVERABILITY OF PROVISIONS.

         (a) If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby.

         (b) If the application of any provision or any portion of any provision of this

Agreement to any person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.



ATTEST:                                   BUYER: BEVERLY HILLS, LTD.


 /s/ Charles Williams                     By:    /s/ Michael Hanlon
-------------------------------                  -------------------------------
Charles Williams, Secretary                      Michael Hanlon, President



WITNESS:                                  SELLER:


/s/ David R. Schachter                           /s/ Randal J. Personett
-------------------------------                  -------------------------------
                                                 Randal J. Personett




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


                                 ACKNOWLEDGMENTS



STATE OF FLORIDA
COUNTY OF

     On the __ day of January, 1999, before me personally came Michael Hanlon, as President of Beverly Hills, Ltd., and attested to by Charles Williams, as Secretary, to me known and known to me to be the persons described in and who executed the foregoing instrument, or who produced __________________ as identification, and who did not take an oath, and they acknowledged that they executed the same as the act and deed of said corporation, voluntarily and for the purpose therein expressed.




                                             ---------------------------------
                                             NOTARY PUBLIC
                                             Printed Name:
                                                          --------------------


My Commission expires:




STATE OF FLORIDA
COUNTY OF HILLSBOROUGH

     On the 26th day of January, 1999, before me personally came Randal J. Personett, to me known and known to me to be the person described in and who executed the foregoing instrument, or who produced FL drivers license as identification, who did not take an oath, and he acknowledged that he executed the same as his act and deed, voluntarily and for the purpose therein expressed.

                                             /s/ Cathleen M. Fahrman
                                             ---------------------------------
                                             NOTARY PUBLIC
                                             Printed Name:  Cathleen M. Fehrman
                                                          ---------------------

----------

My Commission expires:  October 16, 2001


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